Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Positive EVIZON(TM) Phase II (MSI-1256F-207) AMD Data at Annual ARVO Meeting

Plymouth Meeting, PA -- May 2, 2005 -- Genaera Corporation (NASDAQ: GENR) and study investigators today announced positive interim clinical trial results, including pharmacokinetic data and visual acuity outcomes, from a multi-center open-label U.S. Phase II clinical trial (MSI-1256F-207). The study is one of a continuing series evaluating EVIZON(TM) (squalamine lactate) for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as "wet" AMD. The data were presented at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting on May 1, 2005 by retinal specialist and study advisor Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center at Houston.

Dr. Garcia reported interim results from 18 subjects who had received either 10, 20 or 40 mg doses of EVIZON as a part of the trial. All subjects received four weekly doses of intravenous EVIZON with no further maintenance therapy. All but one subject were diagnosed as having wet AMD in both eyes, including early and advanced lesions. Subjects in the trial were evaluated at various intervals including: week three (after two doses of EVIZON), week five (one week after the fourth dose, termed end-of-therapy), and two and four months after initiation of therapy with EVIZON. The drug was well tolerated in all subjects. No drug-related systemic adverse events, no drug-related ocular adverse events and no drug-related serious adverse events occurred in subjects involved in the trial. After concluding their participation in this trial, subjects from study 207 were permitted to continue in a twelve-month follow-up study of infusion interval and long-term safety of EVIZON (MSI-1256F-211). To date, 14 of the 16 eligible subjects from study 207 have elected to enroll in this trial, which permits monthly infusions of EVIZON on an "as needed" basis.

Of the six subjects receiving 20 mg infusions of EVIZON in study 207, five maintained stable vision in their study eye through the month 2 evaluation, while all six fellow eyes were stable or improved. In the study eye, the greatest degree of improvement at two months was a gain relative to baseline of 6 letters, while the greatest degree of loss was 17 letters on the ETDRS chart. In the fellow eye, visual acuity change at month 2 ranged from a gain of 15 letters to a loss of 2. In clinical trials of therapies for wet AMD, gain or loss of less than 15 letters (three lines) on the ETDRS chart constitutes stable vision, while gain equal to or greater than 15 letters constitutes improved vision.

An update of preliminary data first reported in February 2005 was also presented. All subjects receiving the 40 mg dose had preserved or improved vision during evaluation in both affected eyes through month 4 after weekly therapy with EVIZON during the first month of the study. The greatest degree of improvement in study eyes at four months in these subjects was a gain relative to baseline of 18 letters (3.6 lines), while the greatest degree of loss was 12 letters on the ETDRS chart. Similar positive results were obtained in the fellow eyes of this cohort, with a gain relative to baseline of 18 letters (3.6 lines), while the greatest degree of loss was 2 letters on the ETDRS chart. Preliminary results from six subjects treated with 10 mg of EVIZON, each diagnosed with bilateral wet AMD, demonstrated 90% of eyes (n=10) had preserved or improved vision during evaluation at four months after initiation of therapy. One subject on the 10 mg dose withdrew from therapy after month 2, with visual loss of 26 ETDRS letters. Preliminary pharmacokinetic results from six patients treated with 40 mg of EVIZON weekly for four weeks suggest that EVIZON undergoes biphasic elimination from the circulation with a terminal half-life of approximately seven hours. No change in kinetics or drug accumulation was observed through week 5.

"EVIZON has consistently demonstrated an excellent safety profile and the 20mg and 40 mg doses continue to offer promise to treat this debilitating eye disease and may provide a number of advantages over other therapies in AMD," commented Dr. Garcia. "Data from this unmasked study showed that the 20 mg dose stabilized or improved visual acuity in most patients out to two months in both affected eyes including advanced lesions that generally go untreated."

"These U.S. Phase II trial results corroborate the visual acuity results from our previously reported Phase I/II clinical trial results in which all subjects had stable or improved vision at a similar dose and provide additional evidence of the tremendous potential for EVIZON as the leading systemic anti-angiogenic therapy for this bilateral blinding eye disease," said Roy C. Levitt, MD, President and Chief Executive Officer of Genaera Corporation. "In addition, we accomplished other important goals in this small study. These include evidence for a preliminary dose response, which is helpful in choosing the doses for our Phase III studies that will be starting soon and characterization of pharmacokinetic profiles for this drug in AMD patients at these clinical doses. Moreover, the results announced today are particularly important because we were able to conveniently and safely treat both of the subjects' affected eyes with 20 mg and 40 mg of EVIZON regardless of the stage of the lesion. Since current approved or investigational anti-angiogenic agents require administration by intravitreal injection, the results announced today are especially significant for the approximately one-third or more of wet AMD patients with both eyes affected simultaneously. For these patients, the less-invasive method of delivery of EVIZON avoids the risks of bilateral ocular injections."

AMD Clinical Trial Program

Genaera is currently conducting three Phase II trials of EVIZON in wet AMD at multiple sites throughout the United States. In early 2005, the FDA selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

Additional Ongoing AMD Clinical Trials

MSI-1256F-208 is a Phase II trial designed to evaluate the effects of three different doses of EVIZON (10 mg, 20 mg or 40 mg) with initial concomitant Visudyne(R) (QLT Inc., Vancouver, Canada) treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered EVIZON before and after photodynamic therapy with Visudyne. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months follow-up for each patient. Enrollment in this trial is closed.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of EVIZON (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Enrollment in this trial is ongoing.

For information about participation in EVIZON clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON(TM) (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON(TM) ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON(TM) may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.